Exhibit (l)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 21 to the Registration Statement on Form N-4 (No. 333-184542) (the “Registration Statement”) of our report dated March 20, 2024 relating to the financial statements of Pruco Life Insurance Company of New Jersey and consent to the incorporation by reference in the Registration Statement of our report dated April 11, 2024 relating to the financial statements of each of the subaccounts of Pruco Life of New Jersey Flexible Premium Variable Annuity Account indicated in our report. We also consent to the reference to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 11, 2024